Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. l TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT   BY   AND   BETWEEN    IMMUNOMEDICS,    INC.   AND   DR.   DAVID   M. GOLDENBERG (this "Amendment"), effective as of November 30, 2015, is entered into by and between IMMUNOMEDICS, INC., a Delaware corporation ("lmmunomedics" or the "Company") and Dr. David M. Goldenberg, an individual presently residing in Mendham, New Jersey ("Dr. Goldenberg").

WHEREAS, Immunomedics and Dr. Goldenberg entered into that certain Amended and Restated Employment Agreement, entered into on July 14, 2015, effective as of July 1, 2015 (the ''Agreement"); and

WHEREAS, Section 21 of the Agreement provides that the Agreement may not be modified or amended in any manner other than in a writing between the parties;

WHEREAS, Section 1O(f) of the Agreement provides that Dr. Goldenberg may terminate employment upon a Change in Control (as defined in the Agreement) and receive certain severance amounts;

WHEREAS, the Company and Dr. Goldenberg have mutually agreed to remove the occurrence of a Change in Control as a triggering event permitting Dr. Goldenberg to terminate employment and be entitled to certain severance amounts; and

WHEREAS, Immunomedics and Dr. Goldenberg desire to amend the Agreement to reflect the revised severance provisions.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties, intending to be legally bound, agree to amend the Agreement as follows:

1.        The fourth sentence of Section 3(a) is revised to read as follows:

Immunomedics reserves the right to modify, but not diminish, the nature and scope of Dr. Goldenberg's duties to meet the Company's changing needs, provided that such duties and level of authority shall remain commensurate with Dr. Goldenberg's expertise, experience and professional standing.

2.        The last sentence of Section 4.2(d)(iv) is revised to read as follows:

Disposition" shall not include a transfer of all or substantially all of the assets or stock of Immunomedics pursuant to a Change in Control (as defined in Section 13(e)) or similar corporate transaction oflmmunomedics or to which it is a party.

3.        Section IO(f) is deleted in its entirety and is revised to read as follows:

(f)  Reserved.

4.        The first sentence in Section 13(c)(iv)(A) is revised to read as follows:

In the event Dr. Goldenberg's employment terminates as provided in Section 13(c)(iv), for a period of two (2) years following the date of termination of employment or for a period three (3) years following the date of termination of employment, in the event that Dr. Goldenberg's employment terminates as provided in Section 13(c)(iv) within the two years following such Change in Control, (the "Severance Period"), the Company will, to the extent permitted under the Code, continue to provide to Dr. Goldenberg all of the benefits of his employment, as if he remained employed, as set out in Section 5(c), except that Immunomedics shall, during the Severance Period, pay Dr. Goldenberg each month an amount equal to the monthly COBRA medical insurance costs under Immunomedics' medical plan for Dr. Goldenberg and any eligible dependent(s) (less any required employee payments calculated as if Dr. Goldenberg had continued to be an employee), and all other employee benefits pursuant to Section 5(c) which are subject to COBRA.

5.	Section 13(c)(v) is deleted in its entirety,

6.	Section 13(e) is revised to add the following section (iii) at the end thereof:

(iii)   For purposes of this Agreement,  a Change in Control  of Immunomedics  is defined as:

(i)  A merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company's  outstanding voting securities immediately prior to such transaction; or

(ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety, occurring within a 12-month period, and representing, at a minimum, not less than 40 percent of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a shareholder of the Company in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of the outstanding stock of the Company; or (D) an entity, at least 50 percent of the total value or voting power of which is owned by a person described in (C); or

(iii)  Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d- 5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company)  becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing  (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders; or

(iv)  A change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction.

7.	All references to "Change of Control" in the Agreement shall be amended to "Change in Control."

8.	Confirmation of Agreement. Except as otherwise amended or modified hereby, all terms of the Agreement shall remain in full force and effect.

9.	Capitalized Terms. Capitalized terms used but not defined in the Amendment shall have the meanings ascribed to them in the Agreement.

10.	Counter,parts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment No.  1 to the Agreement as of the day, month and year first above written.

/s/ Cynthia L. Sullivan
IMMUNOMEDICS, INC.		DAVID M. GOLDENBERG, Sc.D., M.D.

By:	/s/ Cynthia L. Sullivan	By:	/s/ David M. Goldenberg
Name: Cynthia L. Sullivan		Name: David M. Goldenberg, Sc.D., M.D.

Title: President and Chief Executive Officer		Title: Chief Scientific Officer and Chief Patent Officer

Date: November 30, 2015		Date: November 30, 2015